Exhibit 99.10(c)
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Protective Life and Annuity Insurance Company:
We consent to the use of our report dated April 24, 2020, with respect to the statutory financial statements of Protective Life and Annuity Insurance Company as of December 31, 2019 and for the year then ended included in the Statement of Additional Information which is part of this registration statement on Form N-4 and to the reference to our firm under the heading “Experts” in the Statement of Additional Information.

/s/ KPMG LLP
Birmingham, Alabama
November 24, 2020